Exhibit 99.1

NEWMARKET CORPORATION REPORTS THIRD QUARTER AND NINE MONTHS 2009 RESULTS

•	Income Increased Significantly for Third Quarter and Nine Months 2009

•	Net Debt decreased to $102.6 Million at September 30, 2009

Richmond, VA, October 22, 2009 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the company’s operations for the third quarter and nine months of 2009.

Net income for the third quarter of 2009 increased to $56.7 million, or $3.72 per share, compared to net income for the third quarter last year of $16.5 million, or $1.07 per share. For the first nine months of 2009, net income increased to $116.0 million, or $7.61 per share, from net income for the same period last year of $53.9 million, or $3.48 per share.

Net income for both the third quarter and first nine months of this year included a charge from recording at fair value an interest rate swap agreement related to financing on Foundry Park. The loss amounted to $2.4 million, or $.16 per share, for the third quarter, and $9.8 million, or $.64 per share for the first nine months of 2009. Excluding this charge, third quarter earnings were $59.1 million, or $3.88 per share, and for the first nine months of 2009, $125.8 million, or $8.25 per share.

Petroleum additives continues to perform well with third quarter 2009 operating profit improving to $96.3 million, compared to $28.1 million for third quarter 2008. The results include improvement across all major product lines and all regions. Shipments have improved throughout this year with third quarter 2009 shipments increasing 14 percent from this year’s second quarter. Petroleum additives shipments for the third quarter were 3 percent lower than third quarter 2008, reflecting significant recovery of the market from earlier this year. Sales of petroleum additives for this year’s third quarter amounted to $413.7 million compared to sales of $437.2 million for the third quarter last year.

For the first nine months of 2009, petroleum additives profits improved to $214 million, compared to $97.5 million in the same period last year. The nine month improvement was broadly based on strong performance across all regions and most product areas. While shipments for the first nine months of this year are 16 percent lower than the same period last year, our shipping volumes are now near normal rates that were typical before the market slowdown that we experienced in late 2008 and that continued in the first two quarters of 2009. Sales for nine months 2009 were $1,116.7 million compared to sales for the same period last year of $1,238.8 million.

Our liquidity position improved significantly during the first nine months of this year with cash increasing to $133.8 million, compared to $21.8 million at the end of 2008. The increase in cash of $112.0 million during the first nine months of this year includes a reduction of $67.3 million in working capital requirements. Also during the first nine months of 2009, we paid $41.9 million on our revolving credit agreement leaving this facility with no drawn debt outstanding at September 30, 2009.

Exhibit 99.1

Our project to construct a multi-story corporate headquarters for MeadWestvaco continues to progress as expected and will be completed on time and under budget later this year. The receipt of rental income payments from this investment will begin in January 2010. The construction of the petroleum additives supply facility in Singapore is on schedule with the majority of the expenditure in 2009 and production expected during the first half of 2010.

Our petroleum additives business continues to deliver improved results by delivering products and services that bring value to our customers. We are encouraged that demand going forward appears to have returned to levels more consistent with those seen before the world economic slowdown in late 2008. While our business is performing well, it is not without its challenges. We are experiencing increases in raw material cost and some tightness in the availability of certain raw materials. Overall, we expect a general upward trend on raw material costs going forward. We are working diligently to ensure that our customers are fully supplied. Additionally, we continue to spend heavily in R&D in support of our customers as the demand for new and differentiated products and technologies continues unabated. I am confident that our team will continue to perform well and deliver value to both our customers and shareholders.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Third Quarter and Nine Months 2009

As noted, net income for both the third quarter and first nine months of 2009 include noncash charges of $2.4 million and $9.8 million, respectively, for an unrealized loss on an interest rate swap agreement. These charges result from the company valuing an interest rate swap agreement at its fair value on September 30, 2009.

The company has reported net income including this loss, as well as income, excluding the loss and related per share amounts in this release. The company believes that even though income, excluding this loss, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings, excluding this item, enhance period to period comparability. The company believes that income, excluding this loss, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income, excluding the unrealized loss on the interest rate swap agreement.

Exhibit 99.1

	(In millions, except per-share amounts)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net Income
Net income	$56.7	$16.5	$116.0	$53.9
Unrealized loss on interest rate swap agreement	2.4	—	9.8	—

Income excluding loss on interest rate swap	$59.1	$16.5	$125.8	$53.9

Diluted Earnings Per Share:
Net income	$3.72	$1.07	$7.61	$3.48
Unrealized loss on interest rate swap agreement	0.16	—	0.64	—

Income excluding loss on interest rate swap	$3.88	$1.07	$8.25	$3.48

The company has also disclosed its net debt position at September 30, 2009, as the company believes it is a meaningful disclosure of its outstanding debt obligations relative to its cash and cash equivalents on hand. The company defines net debt as total and current long-term debt less cash and cash equivalents. The GAAP financial measure most directly comparable to net debt is total debt as reported in the Notes to the Consolidated Financial Statements included in our Third Quarter Form 10-Q.

(In millions)
Total Current Debt	$86.0
Total Noncurrent Debt	150.4

Total Debt	236.4
Less Cash and Cash Equivalents	133.8

Net Debt	$102.6

As a reminder, a conference call and Internet webcast is scheduled for 10 a.m. EDT on Friday, October 23, 2009, to review third quarter 2009 financial results. You can access the conference call live by dialing 1-877-407-0782 (domestic) or 1-201-689-8567 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until October 30, 2009 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 334249. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner and to obtain replacement financing for the construction loan;

Exhibit 99.1

changes in credit market conditions; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2008 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Net sales:
Petroleum additives	$413.7	$437.2	$1,116.7	$1,238.8
All other (a)	4.1	3.4	9.2	10.0

Total	$417.8	$440.6	$1,125.9	$1,248.8

Segment operating profit:
Petroleum additives (b)	$96.3	$28.1	$214.0	$97.5
All other (a)	1.0	0.5	(1.3)	1.0

Segment operating profit	97.3	28.6	212.7	98.5

Corporate unallocated expense	(3.3)	(3.3)	(12.1)	(10.9)
Interest and financing expenses	(2.9)	(3.0)	(8.7)	(8.9)
Unrealized loss on an interest rate swap agreement (c)	(3.8)	—	(15.7)	—
Other (expense) income, net	(0.3)	0.6	0.2	1.4

Income before income tax expense	$87.0	$22.9	$176.4	$80.1

Net income	$56.7	$16.5	$116.0	$53.9

Basic earnings per share	$3.73	$1.08	$7.63	$3.49

Diluted earnings per share	$3.72	$1.07	$7.61	$3.48

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the continuing results of our TEL business, certain contract manufacturing of Ethyl Corporation, and the real estate development activities.
(b)	Petroleum additives segment operating profit for nine months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(c)	The unrealized loss on the interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Net sales	$417,832	$440,604	$1,125,881	$1,248,836
Cost of goods sold (a)	274,865	367,026	780,427	1,011,462

Gross profit	142,967	73,578	345,454	237,374

Selling, general, and administrative expenses	27,618	28,476	83,141	87,748
Research, development, and testing expenses	21,602	19,471	61,448	61,579

Operating profit	93,747	25,631	200,865	88,047

Interest and financing expenses	2,909	2,966	8,704	8,854
Other (expense) income, net (b)	(3,804)	222	(15,734)	901

Income before income tax expense	87,034	22,887	176,427	80,094

Income tax expense	30,347	6,415	60,394	26,226

Net income	$56,687	$16,472	$116,033	$53,868

Basic earnings per share	$3.73	$1.08	$7.63	$3.49

Diluted earnings per share	$3.72	$1.07	$7.61	$3.48

Shares used to compute basic earnings per share	15,208	15,306	15,205	15,418

Shares used to compute diluted earnings per share	15,245	15,365	15,243	15,493

Cash dividends declared per share	$0.25	$0.20	$0.70	$0.60

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for nine months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(b)	On June 25, 2009 we entered into an interest rate swap. The unrealized loss on the interest rate swap was $15.7 million for the nine months ended September 30, 2009, representing its fair value at September 30, 2009, and $3.8 million for the three months ended September 30, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30 2009	December 31 2008
ASSETS

Current assets:
Cash and cash equivalents	$133,770	$21,761
Short-term investments	300	—
Trade and other accounts receivable, less allowance for doubtful accounts ($1,141 - 2009; $1,141 - 2008)	229,603	203,551
Inventories	182,457	201,072
Deferred income taxes	27,677	14,090
Prepaid expenses and other current assets	9,141	5,704

Total current assets	582,948	446,178

Property, plant and equipment, at cost	922,941	848,011
Less accumulated depreciation and amortization	629,492	606,275

Net property, plant and equipment	293,449	241,736

Prepaid pension cost	36	159
Deferred income taxes	40,154	37,744
Other assets and deferred charges	41,283	31,566
Intangibles, net of amortization and goodwill	47,271	54,069

Total assets	$1,005,141	$811,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$100,447	$60,505
Accrued expenses	66,992	63,715
Dividends payable	3,319	2,646
Book overdraft	2,896	999
Long-term debt, current portion	86,055	784
Income taxes payable	22,341	7,264

Total current liabilities	282,050	135,913

Long-term debt	150,358	236,378
Other noncurrent liabilities	160,283	148,038

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,207,989 in 2009 and 15,199,207 in 2008	266	115
Accumulated other comprehensive loss	(79,963)	(95,750)
Retained earnings	492,147	386,758

	412,450	291,123

Total liabilities and shareholders’ equity	$1,005,141	$811,452